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                                                                  EXHIBIT 99.1

                          SI DIAMOND TECHNOLOGY, INC.
12100 TECHNOLOGY BLVD  AUSTIN, TEXAS 78727 (512) 331-6200  FAX: (512) 250-2730



NEWS RELEASE                                            For further inormation:
                                      Trey Fecteau, SI Diamond Technology, Inc.
                                                                 (512) 250-2709


           SI DIAMOND TECHNOLOGY ELECTS MARC ELLER CHAIRMAN AND CEO

                   Chief Operating Officer Zvi Yaniv Assumes
                         Additional Title of President

        [Austin, TX - July 26, 1996] The board of directors of SI Diamond Technology, Inc. (SIDT) has named Marc Eller Chairman and CEO. The board also named Dr. Zvi Yaniv to the position of president, in addition to his current title of chief operating officer.

        Mr. Eller replaces Dr. Howard K. Schmidt, whose resignation as chairman and CEO was accepted by the board. Dr. Schmidt will assume the newly created position of vice president of new business development and technology.

        Eller has served as vice chairman of SIDT's board of directors since May of this year. Through his company, BEG Enterprises, Mr. Eller has extensive experience in managing and financing public and private companies. Dr. Yaniv, a pioneer in the development of the US display industry was named SIDT's executive vice president and chief operating officer in June.

        "By accepting this position, I look forward to teaming with Zvi in the continued pursuit of transforming SI Diamond and its subsidiaries from essentially a research and development status to a focus on revenue and profits," says Eller.

About SIDT

        Austin-based SI Diamond is an innovative developer of thin-film diamond technology with potential for a variety of applications including flat panel displays and high luminance lamps. Through its Plasmatron subsidiary, the company also develops and installs industrial coating systems. SIDT's Diamond Tech One subsidiary provides advanced packaging, assembly, and prototyping services for electronic components and systems. SI Diamond trades on Nasdaq under the symbol "SIDT."